UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 7, 2013

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition.

During the week of January 7, 2013, Auxilium Pharmaceuticals, Inc. (the “Company”) intends to discuss its preliminary unaudited revenues for 2012 with attendees at the J.P. Morgan 2013 Healthcare Conference to be held January 7-10, 2013 at the Westin St. Francis Hotel in San Francisco, CA.

The Company will discuss how it believes its current estimates of unaudited 2012 net revenues (“Estimated 2012 Revenues”) will compare to:

•                  2012 revenue guidance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and previously disclosed on November 7, 2012 (“GAAP Guidance”); and

•                  adjusted 2012 revenue guidance calculated on a non-GAAP basis and previously disclosed on November 7, 2012 (“Non-GAAP Guidance”).

As previously disclosed on November 7, 2012, as a result of the mutual decision of the Company and Pfizer, Inc. to terminate their collaboration agreement for the development, commercialization and supply of XIAPEX® in the European Union (EU) and certain other European and Eurasian countries no later than April 24, 2013, the Company expected to recognize $94 million of deferred revenue and $9 million of deferred costs in the fourth quarter of 2012.  This deferred revenue is reflected in the current estimates of preliminary unaudited global net revenues for the Company for 2012 and of preliminary unaudited ex-US net revenues for XIAFLEX for 2012 discussed in this Current Report on Form 8-K.  Management continues to believe that approximately $94 million of deferred revenue and $9 million of deferred costs will be recognized in 2012 as a consequence of the termination of its agreement with Pfizer.

2012 GAAP Guidance compares to 2012 Non-GAAP Guidance as follows:

Full Year 2012 Revenue Guidance†

(in millions)

	GAAP Guidance	Non-GAAP Guidance

Total Net Revenues	$388-408*	$294-314**

Global Testim Revenues	$235-245	$235-245

XIAFLEX:
U.S. Revenues	$52-60	$52-60
Ex-U.S./Contract Revenues	$101-103*	$7-9**
Total XIAFLEX	$153-163*	$59-69**

†	Previously disclosed on November 7, 2012.
*	Includes $94 million of deferred revenue recognition as a consequence of the termination of our collaboration agreement with Pfizer.
**	Excludes $94 million of deferred revenue recognition as a consequence of the termination of our collaboration agreement with Pfizer.

Compared to the Non-GAAP Guidance figures in the table above, the Company will disclose that for 2012:

•                  global net revenues should be slightly below the midpoint of guidance of $294 to $314 million;

•                  Testim global revenues should be within guidance of $235 to $245 million;

•                  XIAFLEX U.S. revenues should be below the midpoint of guidance of $52 to $60 million; and

•                  XIAFLEX Ex-U.S. revenues should be near the upper end of guidance of $7 to $9 million.

Compared to the GAAP Guidance figures in the table above, the Company currently expects that for 2012:

•                  global net revenues should be slightly below the midpoint of guidance of $388 to $408 million;

•                  Testim global revenues should be within guidance of $235 to $245 million;

•                  XIAFLEX U.S. revenues should be below the midpoint of guidance of $52 to $60 million; and

•                  XIAFLEX Ex-U.S. revenues should be near the upper end of guidance of $101-$103 million.

Item 7.01              Regulation FD Disclosure.

As previously disclosed in a press release issued on January 3, 2013, executive management of Auxilium Pharmaceuticals, Inc. (the “Company”) will participate in the J.P. Morgan 2013 Healthcare Conference to be held January 7-10, 2013 at the Westin St. Francis Hotel in San Francisco, CA, and Mr. Adrian Adams, Chief Executive Officer and President, is scheduled to present an overview of the Company and its product pipeline at 4:00 p.m. PT on Wednesday, January 9, 2013.

The presentation slides to be used during Mr. Adams’ presentation will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab on January 7, 2013.  The presentation and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab on January 9, 2013.  A question and answer session will follow the presentation and will be webcast.  To access the live webcast, please log on to the Company’s web site approximately fifteen minutes prior to the presentation to register and download any necessary audio software.  The presentation replay will be available for approximately ninety days after the event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: January 7, 2013	By:	/s/ James E. Fickenscher

James E. Fickenscher

Chief Financial Officer